Exhibit 99.1

AT THE COMPANY

William J. Kenealy

Chief Financial Officer

(312) 738-4500, bkenealy@vitafoodproducts.com

FOR IMMEDIATE RELEASE

VITA FOODS REPORTS THIRD QUARTER 2006 RESULTS

Chicago, IL, (November 14, 2006) — For the third quarter ended September 30, 2006, Vita Food Products, Inc.
(AMEX: VSF) today announced a consolidated net loss of $(725,000) or $(0.15) per share, compared to a net loss of $(257,000) or $(0.07) per share in the third quarter of 2005.  The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, experienced a net loss of $(291,000) compared to net loss of $(320,000) in 2005.  This improvement for the Vita Seafood segment arose primarily as a result of reduced employment-related selling and administrative expenses, partially offset by a decline in gross profit.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, experienced a net loss of $(434,000) in the third quarter of 2006 compared to net income of $63,000 in the third quarter of 2005.  The decline for VSF was attributable to a reduction in gross profit (driven by start-up costs associated with items produced under a new licensing agreement, and by an increase in reserves for potential returns of unsaleable product) and to increased selling and distribution expenses, partially offset by a tax benefit resulting from the pretax loss.

Consolidated net sales for the third quarter of 2006 were $12.5 million, compared with $11.4 million in the third quarter of 2005.  Vita Seafood’s net sales for the third quarter of 2006 were $6.5 million compared to $5.8 million from the prior year quarter, representing a 12.4% increase.  Growth in salmon sales to major grocery and mass merchandise customers drove the increase.  VSF’s net sales for the third quarter were $5.9 million compared to $5.6 million in 2005, representing a 6.5% increase.  The growth in VSF sales was led by brand name licensed products, partially offset by a decline in sales of its own branded products and by the increase in reserves noted above.  Consolidated gross margin for the quarter decreased to 19.6% from 28.0% in the same quarter of 2005, with declines in both segments.  Unfavorable manufacturing variances (including the start-up costs noted above), rising material costs and increased sales deductions (including the aforementioned increase in reserves) were the primary reasons for the year-over-year decline in margin.

“We are pleased with the continued growth in sales this year for both segments and the improved results from the Seafood segment, but the significant start-up costs associated with items produced under a new licensing agreement, together with a material increase in reserves for potential product returns incurred by the VSF segment have removed any profit expectations for 2006.  However, the company believes these costs were largely of a one-time nature and therefore are not expected to impact future results.  Accordingly, we are significantly lowering our full-year earnings guidance and expect to report a loss,” said Cliff Bolen, the Company’s President and CEO.

Nine-Month Results

For the nine months ended September 30, 2006, the Company had a consolidated net loss of $(653,000) or $(0.14) per share, compared to a net loss of $(463,000), or $(0.12) per share for the same period in 2005, a decline of $189,000 or $0.02 per share.  The Vita Seafood segment had a net loss of $(481,000) compared to a net loss of $(891,000) in 2005, an improvement of $411,000.  VSF’s net loss was $172,000 compared to net income of $428,000 in 2005, a decline of $600,000.

Consolidated net sales for the nine months were $37.1 million, compared with $32.4 million for the nine months ended September 30, 2005, representing an increase of $4.6 million or 14.3%.  Vita Seafood’s net sales were $19.8 million for the nine months, compared with $16.5 million for the same period in 2005, representing an increase of $3.3 million or 19.7% for the nine-month period, largely a reflection of retail salmon volume.  VSF’s net sales were $17.3 million for the nine months, compared with $15.9 million for the same period in 2005, representing an increase of $1.4 million or 8.7%.  The largest contributing factor to this increase was sales of brand named licensed products.

The impact of the Company’s net loss resulted in non-compliance with two of the Company’s debt covenants as of September 30, 2006.  However, the Company received a permanent waiver from its lender relating to such non-compliance.

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

— TABLES FOLLOW —

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months			Nine Months
	Ended			Ended
	Sep 30,	Sep 30,		Sep 30,	Sep 30,
	2006	2005	Change	2006	2005	Change

Net sales	$12,451	$11,370	10%	$37,068	$32,425	14%
Cost of goods sold	10,011	8,191	22%	27,359	22,566	21%

Gross margin	2,440	3,179	(23%)	9,709	9,859	(2%)

Selling and administrative expenses
Selling, marketing & distribution	2,395	2,302	4%	6,818	6,568	4%
Administrative	923	1,014	(9%)	3,008	3,322	(9%)

Total	3,318	3,316	0%	9,826	9,890	(1%)

Operating profit	(878)	(137)	541%	(117)	(31)	277%

Interest expense	331	292	13%	971	741	31%

Income (loss) before income taxes	(1,209)	(429)	182%	(1,088)	(772)	(41%)
Income tax expense (benefit)	(484)	(172)	181%	(435)	(309)	(41%)

Net income (loss)	$(725)	$(257)	182%	$(653)	$(463)	(41%)

Earnings (loss) per common share:
Basic	$(0.15)	$(0.07)	114%	$(0.14)	$(0.12)	(17%)

Diluted	$(0.15)	$(0.07)	114%	$(0.14)	$(0.12)	(17%)

Weighted average shares outstanding:
Basic	4,904	3,866		4,598	3,861
Diluted	4,904	3,866		4,598	3,861